UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Frost, Dr. Phillip

   4400 Biscayne Boulevard
   Miami, FL  33137-3227
   USA
2. Issuer Name and Ticker or Trading Symbol
   Ladenburg Thalmann Financial Services Inc.
   LTS
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   January 31, 2002
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director (X) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   ( ) Form filed by One Reporting Person
   (X) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock, par value $.0|01/15/|P   | |10,000            |A  |$0.77      |0                  |I     |(1)                        |
001 per share              |02    |    | |                  |   |           |                   |      |                           |
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                           |      |    | |                  |   |           |0                  |I     |(2)                        |
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                           |      |    | |                  |   |           |1,407,966          |I     |(1)(2)                     |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) On 01/18/02, Frost-Nevada, Investments Trust assigned its interest in 757,966 shares of Common Stock to Frost Gamma Limited Partnership of which the reporting person is the sole limited partner and sole shareholder of Frost Gamma Inc., the sole general partner.
(2) On 01/18/02, Frost-Nevada, Limited Partnership assigned its interest in 650,000 shares of Common Stock to Frost Gamma Limited Partnership.
JOINT
FILERS
______________
FROST-NEVADA, LIMITED
PARTNERSHIP
/s/ Phillip Frost,
M.D.
______________________________________
By Phillip Frost, M.D., Limited
Partner
FROST-NEVADA, INVESTMENTS
TRUST
/s/ Phillip Frost,
M.D.
_______________________________________
FROST-NEVADA, LIMITED PARTNERSHIP, EXCLUSIVE
BENEFICIARY
By Phillip Frost, M.D., Limited
Partner
FROST GAMMA LIMITED
PARTNERSHIP
/s/ Phillip Frost,
M.D.
______________________________________
FROST GAMMA LIMITED PARTNERSHIP,
By Phillip Frost, M.D., Limited
Partner
SIGNATURE OF REPORTING PERSON
/s/ Phillip Frost, M.D.
DATE
February 8, 2002